UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 6, 2009

Date of Report (date of earliest event reported)

BIOFORM MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33791	39-1979642
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 South Grant Street, Suite 200

San Mateo, California 94402

(Address of principal executive offices)

(650) 286-4000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2009, BioForm Medical, Inc. (the “Company”) named James D. Floyd as Interim Principal Financial Officer, effective immediately, in order to perform a function similar to that performed by the Company’s former Chief Financial Officer, Derek Bertocci, who resigned on December 31, 2008, in order to serve as the Senior Vice President and Chief Financial Officer of Accuray Incorporated, a publicly-traded radiosurgery company. Mr. Floyd, age 43, had previously served as a finance and accounting consultant to the Company since January 2009. Since March 2005, Mr. Floyd has worked as an independent consultant to a series of publicly-traded and privately-held companies, performing a variety of finance and accounting functions, including as interim chief financial officer and as senior project manager. From September 2000 to March 2005, Mr. Floyd was the Chief Financial Officer of USADATA, INC., a privately held marketing and direct mail automation company. Mr. Floyd holds a Bachelor of Arts degree from the University of California, Irvine and has completed additional class work in accounting and taxation at the University of California, Los Angeles, New York University and Drexel University. He is a Certified Public Accountant.

Mr. Floyd will perform the function of principal financial and accounting officer on an interim basis, until his successor is appointed or until his resignation. Mr. Floyd is authorized to sign and certify periodic financial filings of the Company. There is no arrangement or understanding pursuant to which Mr. Floyd was appointed as Interim Principal Financial Officer. Mr. Floyd has no familial relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. The Company is currently undertaking a search to find a new permanent Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioForm Medical, Inc.

Date: February 9, 2009	By:	/s/ Steven L. Basta
Steven L. Basta Chief Executive Officer